Exhibit 99.1

Eric F. Lundberg Joins TheStreet as Chief Financial Officer

NEW YORK, January 20, 2016 /PRNewswire/ — TheStreet, Inc. (NASDAQ: TST), a leading digital financial media company, announced today that Eric F. Lundberg has joined the Company as Chief Financial Officer, effective January 19, 2016.

"As TheStreet continues its focus on operational excellence this year, Eric's experience in strategy, finance and operations will complement our already robust executive team," said Elisabeth DeMarse, CEO and President of TheStreet. "As part of his Chief Financial Officer duties, Eric will play a significant role in supporting our future growth initiatives."

Mr. Lundberg has over 20 years of experience in the media industry as a director and finance officer of private media companies. Mr. Lundberg recently held the position of Senior Vice President and Chief Financial Officer of ALM Media, LLC, an integrated media company focused on the legal and commercial real estate sectors, from January 2008 to January 2015. He was also a member of ALM Media’s board of directors. Mr. Lundberg joined ALM Media from Penton Media, Inc., where he served as Chief Financial Officer from November 2006 to January 2008. Prior to joining Penton Media, Mr. Lundberg held various financial positions within American Lawyer Media (predecessor to ALM Media, LLC), including Vice President of Finance and Chief Financial Officer, from 1995-2006. Mr. Lundberg holds a B.S. in accounting from Lehigh University.

With the addition of Mr. Lundberg, Richard Broitman will cease to serve as the Company’s Interim Chief Financial Officer and will continue his employment with the Company as Chief Accounting Officer.

On January 12, 2016, the Compensation Committee of the Company’s Board of Directors approved an equity award as an inducement material to Mr. Lundberg's acceptance of employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).  In connection with his appointment yesterday, Mr. Lundberg received an option to purchase 650,000 shares of the Company's common stock, with an exercise price of $1.36 per share which is equal to yesterday’s closing price of the Company's common stock.  The option has a five year term and vests over a period of four years, with 25% vesting after one year of the grant date and the remaining 75% vesting in approximately equal monthly increments over the succeeding thirty-six months, provided his continuous employment through each vesting date, and subject to acceleration or forfeiture upon the occurrence of certain events as set forth in his option agreement.

About TheStreet

TheStreet, Inc. (www.t.st) is a leading independent digital financial media company providing business and financial news, investing ideas and analysis to personal and institutional investors worldwide.  The Company's portfolio of business and personal finance brands includes: TheStreet, RealMoney, Action Alerts PLUS and MainStreet. To learn more, visit www.thestreet.com.  The Deal, the Company's institutional business, provides intraday coverage of mergers and acquisitions and all other changes in corporate control, and through its BoardEx product, director and officer profiles.

To learn more, visit www.thedeal.com and www.boardex.com. RateWatch, the Company's business unit, provides rate and fee data from banks and credit unions across the U.S. for a wide variety of banking products. To learn more, visit www.rate-watch.com.

Contact:

Eric Lundberg,

Chief Financial Officer,

TheStreet, Inc.,

ir@thestreet.com,

John Evans, Investor Relations,

PIR Communications,

ir@thestreet.com